Exhibit (e)(8)(ii)

NEUBERGER BERMAN INCOME FUNDS

CLASS R6

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Core Bond Fund

Neuberger Berman High Income Bond Fund

Neuberger Berman Strategic Income Fund

Date: June 21, 2024